Exhibit 99.1

eNucleus Announces Agreement to Acquire Assets of PrimeWire, Inc.
January 19, 2004

CHICAGO--eNucleus, Inc. (OTCBB ENCU) a next generation software company today announced its agreement to acquire the assets of PrimeWire, Inc. ("PrimeWire")

PrimeWire is an industry leading software Company servicing the technology needs of brokers, insurance companies, marketing organizations, payroll service bureaus and enrollment firms who provide third party benefit administration.

PrimeWire's application, known as ASSETSTM, manages all of the complex business rules for eligibility and enrollment, billing and reconciliation, as well as on-going change management for all aspects of an employer's employee benefit program. More than 55 products are currently built on the system ranging from medical insurance to pet insurance. Clients include MyBenefitSource, Corporate Services, Inc., Holmes Shaw, United Specialty Benefits and Communication Partners, Inc, Wahcovia Insurance Services, Ferguson Marketing, and TM Hogan among others.

Robert Steele, PrimeWire's President, stated "PrimeWire grew from 30,000 employees under management last year to over 130,000 this open enrollment season. Additionally, our application managed more than 755,000 individual benefit selections representing more than $450 million of benefit premiums. Our unprecedented growth forced us to look for a business partner, who could handle our anticipated growth of more than 450,000 employees under management by the end of 2004." Under the terms of the transaction, eNucleus' subsidiary Financial ASPx, Inc. will acquire software rights, client contracts, and all other assets of PrimeWire for the consideration of cash and stock. PrimeWire revenues for 2003 were $2.2 million with an adjusted EBITDA of nearly $500,000. Under the terms of the Agreement, PrimeWire will receive stock and cash consideration under a three year earn out with stock consideration priced at market upon the close of each of the subsequent 12 quarters. Particulars of the transaction can be found in the Company's 8K, which will be filed with the Securities and Exchange Commission concurrently with the close the transaction, scheduled for January 30, 2004.

"We are thrilled to welcome Robert Steele and the PrimeWire team to the eNucleus family," stated John Paulsen, eNucleus' CEO. "Their robust application and industry knowledge provides eNucleus an unparalleled opportunity in attracting market share in this $45 Billion industry.

"eNucleus provides PrimeWire with the opportunity to expand our reach into other vertical markets, build additional functionality, expand the company to meet market demands, and continue to meet current customer expectations." said Robert Steele, President of PrimeWire.

About eNucleus

eNucleus (www.eNucleus.com) is a next generation application company delivering robust software solutions to companies in specific market verticals. The seamless and immediate exchange of critical business information provided by our software solutions allows our clients to run their businesses with maximum efficiency and profitability.

About PrimeWire

PrimeWire, www.primewire.com, is a technology company specializing in the building of online applications for employee benefits administration. The company is unique because its solution integrates all aspects of benefits administration to all stakeholders including enrollment, communication, administration, customer service, and billing. Each stakeholder which includes employers, employees, brokers and insurance companies all have their own self-service module. The underlying technology is Microsoft's .NET technology.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact Information:

eNucleus, Inc.
John Paulsen, 231.439.2708

www.enucleus.com